Exhibit 99.1

3047 Orchard Parkway, San Jose CA 95134 USA Tel (US): +1 650 390 9000 Tel (AU): 1-800-778-662 Fax: +1 650 390 9007 www.airxpanders.com

16 July 2019

AirXpanders®Announces Reduction in Force and Plan to Cease Operations

AirXpanders, Inc. (the “Company” or “AirXpanders”), a medical device company focused on the design, manufacture, sale and distribution of the AeroForm®Tissue Expander System, today announced that the Company has reduced its workforce and plans to cease operations.

The Company plans to immediately reduce its number of employees from approximately 35 to approximately 8, with further reductions planned for the near future.   In addition, the Company is notifying customers that it is ceasing sale of all products immediately, and will not be providing customer service or sales support after Thursday, July 18, 2019.   The Company anticipates filing a petition for relief under chapter 7 of Title 11 of the United States Code no later than July 26, 2019.

About AirXpanders:

Founded in 2005, AirXpanders, Inc. (www.airxpanders.com) designs, manufactures and markets innovative medical devices to improve breast reconstruction. The Company's AeroForm Tissue Expander System, is used in patients undergoing two-stage breast reconstruction following mastectomy. Headquartered in San Jose, California, AirXpanders' vision is to be the global leader in reconstructive surgery products and to become the standard of care in two-stage breast reconstruction.  AirXpanders is a publicly listed Company on the Australian Securities Exchange under the symbol "AXP." AeroForm was granted U.S. FDA de novo marketing authorization in 2016, subsequent U.S. market clearance in 2017, first CE mark in Europe in 2012, and is currently licensed for sale in Australia.

Forward-Looking Statements

This announcement contains or may contain forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management.  All statements related to voluntary petition to be filed under chapter 7 of Title 11 of the United States Code, further reduction in force and plans to cease operations and sale of its products, and the timing thereof,  are forward-looking statements. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions, which, if proven incorrect, could cause the Company's results to differ materially from the results expressed or implied by the forward-looking statements. These risk and uncertainties include those relating to the chapter 7 filing, the effects of the Company’s chapter 7 case on the Company and on the interests of various constituents, and the outcome of the Company’s chapter 7 case in general.  For additional information and considerations regarding the risks faced by AirXpanders that could cause actual results to differ materially, see its most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on February 28, 2019 (AUS time).  AirXpanders disclaims any obligation to update information contained in any forward-looking statement, except as required by law.  For more information, refer to the Company’s website at www.airxpanders.com.

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Company
Customer Service Tel: 1-877-349-2479 Email: uscustomerservice @airxpanders.com